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                                  EXHIBIT 99.1

                Press Release of the Company dated April 14, 2000

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April 14, 2000

                       STOP, LOOK AND LISTEN COMMUNICATION


Attention all stockholders of KLLM Transport Services, Inc.:

       A tender offer for KLLM Transport Services, Inc., a Delaware corporation (the "Company"), was commenced on April 12, 2000 by Low Acquisition, Inc., a Delaware corporation (the "Bidder"), which is wholly-owned by Robert E. Low, an individual residing in Springfield, Missouri, pursuant to which the Bidder has offered to purchase all of the outstanding shares of Common Stock, par value $1.00 per share, of the Company (including the associated preferred stock purchase rights of the Company) not owned by the Bidder or its affiliates at a price of $7.75 per share upon the terms and subject to the conditions in the Bidder's Offer to Purchase (the "Tender Offer").

       The Tender Offer is under consideration by the Company, acting through a Special Committee of the Board of Directors comprised of independent directors of the Company. On or before April 27, 2000, the Company will advise you of:

1. Whether the Company (a) recommends acceptance or rejection of the Tender Offer; (b) expresses no opinion and remains neutral toward the Tender Offer; or (c) is unable to take a position with respect to the Tender Offer; and

2. The reasons for the position taken by the Company with respect to the Tender Offer (including the inability to take a position).

       The Company requests that you defer making a determination whether to accept or reject the Tender Offer until the Company advises you of its position with respect to the Tender Offer.

                                   Sincerely,


                                   Leland Speed
                                   Chairman of the Special Committee
                                    of the Board of Directors